Series A, Series B and Series C
Debenture Holders’ Meeting
July 18, 2012
Ampal-American Israel Corporation
Translation from Hebrew
Exhibit 99.1

Principles of the Proposed Restructuring
• Principal payments to all the Series, applied in the same manner, will be deferred by two years, while interest payments will be made.
•Additional Interest -For the postponement period, all of the Debenture holders will receive additional annual interest at the rate of 1.25% .For the period after the Postponement Period and through the maturity of the entire debt due under the Debentures, all of the Debenture holders will receive additional annual interest at the rate of 0.75%.
•On the date of the restructuring the Company will deposit money for the securing of 6 months interest payments (a cushion) above the current deposits. The total amount of the deposits (after the said deposit)
will be approximately US$23 million.
•During the postponement period, all of the interest payments to the debenture holders will begin on
October 1, 2012 (and if the restructuring is not approved by that time - then within 10 business days from its approval) and subsequent payments will be made once every six months thereafter.
•Stock - At the date of the restructuring, the debenture holders will be issued 23% of the Company’s shares, on a fully diluted basis. The controlling shareholder will still hold 51% of the Company’s capital on a fully diluted basis.
•Additional Payment -At a date close to the approval of the restructuring, and subject to the Company’s expected receivables, the Debenture holders will receive a principal payment of US$5 million.

Principles of the Proposed Restructuring -
Continued
• Securities - As part of the restructuring, the debenture holders will receive several securities:
 ➢A first rank lien on Ampal’s stake in EMG (held by the partnership with the institutional investors)
 (approximately 4% of EMG’s shares).
 ➢A first rank lien on rights or funds due from the bilateral claim versus the government of Egypt.
 ➢A lien on 24% of the controlling shareholder’s holdings in the Ethanol project, up to a sum of
 US$20 million.
 ➢A lien on a right to be given to Ampal to receive payments from the loan Ampal gave to the company holding the Ethanol project; or, if such loan is converted to equity - a lien on 25% of the shares that Ampal receives due to the conversion.
 ➢A lien on approximately 37% of the shares of Bay-Heart.
 ➢A lien on approximately 24% of the shares of Eltek Ltd., held by the controlling shareholder.
 ➢A lien on Ampal’s shares of Ampal Energy Ltd. (subject to required consents).

Principles of the Proposed Restructuring -
Continued
• Controlling Shareholder’s Contribution
•The Controlling Shareholder will forfeit 100% of his salary during the postponement period, and in the following two years, his cash salary will be limited to 50% of his 2010 salary, with the remainder to be paid in shares.
•A substantial decrease in Ampal’s participation in Merhav’s expenses related to joint projects and promotion of the Company’s and its subsidiaries’ businesses.
•The Controlling Shareholder will undertake to maintain control of Ampal during the postponement period.
•As stated above, the Controlling Shareholder will mortgage 24% of his holdings in the Ethanol project in
Colombia, up to a sum of US$20 million.
•The Controlling Shareholder will provide a PUT option regarding the Company's investment in the Ethanol project, at a sum of US$22.5 million.
•The Controlling Shareholder will contribute to Ampal US$6 million through the transfer of his holdings in
Eltek Ltd., and the remainder will be contributed in cash.

Main changes from the last published outline
•The ongoing interest during the Postponement Period will be paid without use of the current deposits.
This means that the Debenture holders have a larger “cushion” at the end of the Postponement Period of approximately US$12 million.
•Deposit of an amount equal to the semi-annual interest (approximately US$8 million) at a date close to the approval of the restructuring (compared to a deposit of US$5 million a year after the approval).
•Unification of interest payments to the various Series - this will actually advance payments of some interest payments, which will advance the Debenture holders’ cash flow by over US$2 million.
•Setting a milestone mechanism for the Company’s business goals, which will enable the Debenture holders to terminate the restructuring agreement before the restructuring will be completed (should the
Company not meet said goals).
•Conditioning the exemption from possible litigation to the completion of all the undertakings of the
Controlling Shareholder, and subjecting it, as well as to contributions, to the generation of a cash flow surplus of at least US$9 million by January 1, 2014, which will be deposited with the Trustees.
•Reduction of US$250,000 per year from the salary expenses and reimbursement of expenses to Merhav, and payment of the above only subject to milestones.

Preference of Restructuring over Liquidation
• The restructuring includes the postponement of principal payments for all three debenture Series, applied in the same manner, for two years, with no waiver of the debt, while making ongoing interest payments and providing certain compensation, as detailed below.
•The main goal of the postponement is to allow the Company to complete its business, political and legal actions to return EMG to its normal course of business or any other alternative to use EMG assets to create cash flow, or alternatively, to exhaust legal remedies against the government of Egypt.
• The restructuring will ensure the continued commitment and unique contribution of the controlling shareholder for the betterment of EMG and the said legal remedies. The Company estimates that chances for returning EMG to its normal course of business, without the controlling shareholder’s involvement, are slim.
•The postponement period will allow the Company to increase the value of its additional assets:
 ➢Reinforcement of Gadot’s capital structure and the introduction of an investor to Gadot. On the other hand, forced sale of the investment in Gadot would likely be at a substantial discount, with no surplus value for the debenture holders above the secured debt to Discount Bank.
 ➢Maturing of various projects of Global Wind Energy (GWE) with the completion of licensing procedures. Realization during the developmental stage is expected to generate minimal value, and might even result in a negative value.
 ➢ Maturing of the Ethanol project in Colombia upon receipt of the expected financing from the
 Brazilian bank. The projected EBITDA of the project is estimated to be approximately US$70-75 million. In accordance with Houlihan Lokey’s project valuation, the average estimated value of the project, as of December 31, 2011, is approximately US$160 million (a range between US$110-240 million).
➢As is evident, the Company is on the verge of maturing and increasing its assets’ values. Liquidation of the Company in its current state will have negative effects on all of its creditors and will inevitably result in lower realization prices.

Preference of Restructuring over Liquidation -
continued
• As part of the restructuring, the controlling shareholder will infuse sums, assets and securities totaling tens of millions of dollars; will forfeit 100% of his salary during the postponement period; will lien 24% of his holdings in the Ethanol project; will provide a PUT option regarding the Company's investment in the
Ethanol project, at a sum of US$22.5 million; and will contribute to Ampal US$6 million, as detailed below.
•The controlling shareholder, the directors and the officers will be exempt from possible litigation only if the Controlling Shareholder’s undertakings are completed, and subject to, the generation of a cash flow surplus of at least US$9 million by January 1, 2014, which will be deposited with the Trustees.
•The debenture holders will not only benefit from a greater likelihood of being paid in full but will also benefit from any possible increase in Ampal’s value, due to the issuance of stock, as part of the restructuring, which will reflect approximately a quarter of the Company's equity.
•As part of the proposed restructuring, the Company’s expenses will be cut down drastically.
• Liquidation expenses are extremely high, especially as it is an international liquidation process which will include legal proceedings in the US. Additionally, liquidation will have complex tax implications.
•Even now, the prolonging of the restructuring process is already negatively affecting the Company's ongoing activity.
•In summation, unlike liquidation, in the proposed restructuring, the debenture holders will have a greater likelihood for complete repayment of the debt, as well as the potential to enhance the
Company’s assets and to restore the business to its previous status.

Conclusion
• Ampal’s current situation is due to political and security developments in Egypt - exogenous circumstances which are not controlled by the Company, and which reflect a political risk which was known in advance.
•The Company requests a deferral of payment of two years, for a compensatory interest rate, securities, issuance of 23% of the Company’s equity and for a substantial contribution from the controlling shareholder, which is estimated in tens of millions of dollars; all of this - without any waiver of the debt.
•The postponement period will allow the Company to maximize the value of its assets, for the benefit of the debenture holders.
•The postponement model (with no waiver of the debt) means that the beneficiaries are first and foremost the debenture holders, as, inter alia, with regard to the increase of Ampal’s stock, in light of the said issuance of approximately 23% of the Company’s equity as part of the restructuring.
•The Company believes that there is an obvious preference of the proposed restructuring over the liquidation alternative, and that a resolution to set the entire debt for immediate payment will substantially harm the debenture holders and the pension plan holders’ funds.

	7-12/2012	2013
	US$ in millions	US$ in millions
Opening Balance	38.0	26.5
Income - ongoing	7.7	3.2
Income - Dividends and Realizations	5.0	35.6
Total Sources	50.7	65.3
	-------------	-------------
Payments - ongoing	(3.1)	(6.0)
Payments - Restructuring + investments	(2.2)	(3.0)
Total Payments - ongoing and investments	(5.3)	(9.0)
Debentures - principal	(5.0)	0.0
Debentures - interest	(12.3)	(16.5)
Total Payments - Debentures	(17.3)	(16.5)
Banks - principal	0.0	(4.0)
Banks - interest	(1.6)	(3.2)
Total Payments - Banks	(1.6)	(7.2)
Total Uses	(24.2)	(32.7)
Closing Balance	26.5	32.5
Sources and Uses Until the End of 2013

About Ampal:
Ampal-American Israel Corporation (“Ampal” or the “Company”) and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow which Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement on Forward-Looking Statements
Certain information in this presentation includes forward-looking statements (within the meaning of Section 27A of the Securities
Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 , as amended) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this presentation, the words "anticipate," "believe," "estimate," "expect," "intend," "plan,"
and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-
looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary from those described herein as anticipated, believed, estimated, expected, intended or planned.
Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.
Ampal assumes no obligation to update or revise any forward-looking statements.